Exhibit 16.1

January 13, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4.01 of Monster Beverage Corporation’s Form 8-K dated January 11, 2023, and have the following comments:

1.	We agree with the statements made in the first through fifth paragraphs.

2.	We have no basis on which to agree or disagree with the statements in the sixth paragraph.

Yours truly,

/s/ DELOITTE & TOUCHE LLP